UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Unisys Corporation

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 16, 2018

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2018 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 26, 2018, at the Courtyard Philadelphia Downtown, which is located at 21 North Juniper Street in Philadelphia, Pennsylvania. The meeting will begin at 8:00 a.m., local time.

Unisys entered 2017 with the momentum of a full year of executing on our strategy developed in 2015 and further refined in 2016. We achieved significant progress against that plan, as shown by our strong full year results. For the second straight year, we provided guidance for revenue, non-GAAP operating profit margin and adjusted free cash flow. We exceeded our guidance on non-GAAP operating profit margin and adjusted free cash flow, and achieved the high end of our revenue guidance. This marked the second straight year we met, or exceeded, all guidance metrics since we re-established the process of issuing it last year. We have demonstrated continued progress on our key goals of using our industry go-to-market focus to drive improvements in revenue trajectory. We launched or refreshed our industry application products during the year, grew our focus industry revenue and saw total Company revenue growth in the fourth quarter. Our non-GAAP operating profit margin meaningfully expanded, helped by improvements in both our Technology and Services operating margins. Additionally, we took proactive steps to strengthen our working capital and reduce our pension deficit. Both of these initiatives support a stronger balance sheet and improve our cash flow.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2018

Unisys Corporation will hold its 2018 Annual Meeting of Stockholders at the Courtyard Philadelphia Downtown, 21 North Juniper Street, Philadelphia, Pennsylvania, on Thursday, April 26, 2018, at 8:00 a.m., local time, to:

1.	elect nine directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2018;

3.	hold an advisory vote to approve executive compensation; and

4.	transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on February 26, 2018 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March 16, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on April 26, 2018:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2018

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2018 Annual Meeting of Stockholders to be held on April 26, 2018 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve, on an advisory basis, the compensation of the Company’s named executive officers and (4) transact any other business properly brought before the meeting.

The record date for the annual meeting is February 26, 2018. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 50,639,210 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2017, are being made available to stockholders on or about March  16, 2018.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (4) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors and the advisory resolution regarding the compensation of the Company’s named executive officers are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of February 26, 2018. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 23, 2018. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2). The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.

Advisory Vote to Approve Executive Compensation (Item 3). The advisory resolution to approve executive compensation will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation.

The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

ELECTION OF DIRECTORS

(Item 1)

Summary

The Board of Directors of Unisys Corporation (the “Board of Directors” or the “Board”) currently consists of eleven members, each of whose term expires at the annual meeting. Mr. Paul Weaver and Ms. Alison Davis each will retire from the Board at the annual meeting. Each of the remaining nine directors has been nominated for reelection for a term expiring at the 2019 annual meeting. Each of the nominees has agreed to serve as a director if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees. The Board believes that this balance and mix of diversity, background and experience will help bring broad and valuable perspectives to the Board that will lead to a well-functioning board of directors.

AGE

TENURE

DIVERSITY	INDEPENDENCE

BACKGROUND AND EXPERIENCE

Key
Senior Leadership	Experience serving in a senior leadership role of a complex organization
Public Company Board	Experience as a board member of another publicly-traded company
CEO	Experience serving as a Chief Executive Officer of a publicly-traded company
Financial Expertise	Experience or expertise in finance, accounting, financial management or financial reporting
Technology	Experience or expertise in the information technology industry
Industry Sectors	Knowledge of or experience in one or more of the client industry sectors or growth segments that the Company serves
International	Experience with global business operations or with doing business internationally

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

The Board of Directors recommends a vote “FOR” all nominees

PETER A. ALTABEF Age: 58 Director Since: 2015 Unisys President and CEO Chairman of the Board-Elect

Professional Experience:

Mr. Altabef is President and Chief Executive Officer of Unisys and a member of the Board of Directors. Prior to joining Unisys in 2015, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the President’s National Security Telecommunications Advisory Committee, the Board of Directors of NiSource Inc. and Petrus Trust Company, LTA., the Board of the East West Institute, and the Board of Advisors of Merit Energy Company, LLC. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013.

Attributes, Skills and Qualifications:

Mr. Altabef has more than 20 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the President and Chief Executive Officer of the Company.

JARED L. COHON Age: 70 Director Since: 2013 Compensation Committee Nominating and Corporate Governance Committee Independent

Professional Experience:

Dr. Cohon is President Emeritus and University Professor of Civil and Environmental Engineering and Engineering and Public Policy at Carnegie Mellon University. He served as President of Carnegie Mellon from 1997 until 2013. During this period, he led the university’s global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas. Prior to joining Carnegie Mellon, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Dr. Cohon currently serves as a director of Ingersoll-Rand, plc. From 1999 to 2008, he served as a director of Trane, Inc. (formerly American Standard Companies, Inc.) and from 2010 to 2016, he served as director of Lexmark International, Inc.

Attributes, Skills and Qualifications:

Dr. Cohon brings to the Board both the management expertise and the unique perspective on technological matters gained from serving as the president of a global research university known for its leadership in technology programs. This, combined with his distinguished academic career, his international experience and the experience he has gained from serving as a director of multiple publicly traded companies make him a valued contributor to our Board.

NATHANIEL A. DAVIS Age: 64 Director Since: 2011 Lead Director-Elect Nominating and Corporate Governance Committee, Chair Independent

Professional Experience:

Mr. Davis is the Chairman of the Board and Chief Executive Officer of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. He has been a member of the Board of Directors of K12 since 2009, has been its Chairman of the Board since 2012 and was named its Chief Executive Officer in February 2018, a position he previously held from 2014 to 2016. He has served as K12’s Executive Chairman since 2013. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms, before assuming the role of Executive Chairman of K12 in 2013. From 2007 to 2008, he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011.

Attributes, Skills and Qualifications:

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to our Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

DENISE K. FLETCHER Age: 69 Director Since: 2001 Audit and Finance Committee, Chair Independent

Professional Experience:

Ms. Fletcher is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a director of Inovalon, Inc., a publicly-traded technology company, and a member of the Group Governance Council of Mazars Group, an international organization that specializes in audit, accounting, tax, legal, and advisory services. During 2004 and 2005, she served as a director of Sempra Energy and of Orbitz, Inc.

Attributes, Skills and Qualifications:

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with knowledge of financial and tax matters and financial reporting and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard, Bowne and Mazars have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

PHILIPPE GERMOND Age: 61 Director Since: 2016 Nominating and Corporate Governance Committee Independent

Professional Experience:

Mr. Germond is the former Chairman of the Management Board (the equivalent of chief executive officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, a position he held from 2014 to 2016. Before joining Europcar Groupe, Mr. Germond served as Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014, Chairman and Chief Executive Officer of Atos Origin from 2007 to 2008, a member of the Management Board of Atos Worldline from 2006 to 2008, President and Chief Operating Officer of Alcatel from 2003 to 2005 and Chairman and CEO of SFR (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002. Prior to that, Mr. Germond began his career at Hewlett-Packard, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board. Mr. Germond served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in December 2016.

Attributes, Skills and Qualifications:

As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly useful for Unisys, a company with about half of its revenue from international operations and approximately 30% of its revenue from Europe.

DEBORAH LEE JAMES Age: 59 Director Since: 2017 Nominating and Corporate Governance Committee Independent

Professional Experience:

Ms. James served as the Secretary of the Air Force from 2013 to January 2017. In this role, she was responsible for the affairs of the Department of the Air Force. Prior to serving as Secretary of the Air Force, from 2002 to 2013 Ms. James held a variety of increasingly senior positions as Science Applications International Corporation (SAIC), including Senior Vice President and Director of Homeland Security and President of SAIC’s Technical and Engineering Sector. Previously, she was Executive Vice President and Chief Operating Officer at Business Executives for National Security from 2000 to 2001 and Vice President of International Operations and Marketing at United Technologies from 1998 to 2000. Ms. James has also served as the Assistant Secretary of Defense for Reserve Affairs, Assistant to the Secretary for Legislative Affairs and as a professional staff member on the House Armed Services Committee. Ms. James is currently a director of Textron Inc., and MKACyber, Inc. and serves on the Board of Trustees of Noblis, Inc.

Attributes, Skills and Qualifications:

Ms. James brings more than 30 years of senior homeland and national security experience in the federal government and the private sector to Unisys. Her experience leading the U.S. Air Force gives her a valuable perspective regarding cyber, logistics and border security. In addition, Ms. James’ experience in the private sector with the transformative nature of digital products and solutions is an important asset to the Board as Unisys launches its next generation of offerings.

PAUL E. MARTIN Age: 60 Director Since: 2017 Audit and Finance Committee Independent

Professional Experience:

Mr. Martin is Senior Vice President, Chief Information Officer of Baxter International, Inc., a position he has held since 2011. From 1999 to 2011, Mr. Martin was at Rexam Plc, serving as Global Chief Information Officer from 2004 to 2011 and as Division CIO from 1999 to 2004. Previously, Mr. Martin held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc. Mr. Martin has served as a director of Unisys since February 2017.

Attributes, Skills and Qualifications:

With extensive executive management experience across the entire IT industry, Mr. Martin understands the IT challenges that Unisys customers face. In addition, the Board will greatly benefit from Mr. Martin’s international experience and his deep life sciences and healthcare expertise, a core industry area of focus for the Company.

REGINA PAOLILLO Age: 59 Director Since: 2018 Independent

Professional Experience:

Ms. Paolillo has served as Executive Vice President, Chief Financial & Administrative Officer of TTEC Holdings, Inc. (formerly known as TeleTech Holdings, Inc.), a global customer experience company that designs, builds and operates omnichannel customer experiences on behalf of leading brands across the world, since 2011. Between 2009 and 2011, Ms. Paolillo was the Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. while at General Atlantic from 2007 to 2008, she supported the investment claims and portfolio companies in the areas of financial, operations and human capital. Prior to General Atlantic, Ms. Paolillo served as Executive Vice President of the Revenue Cycle and Mortgage Services Division at Genpact, following its acquisition of Creditek. Prior to this acquisition, Ms. Paolillo was Creditek’s Chief Financial Officer and Chief Operating Officer before becoming the company’s Chief Executive Officer from 2003 to 2005. She has also held finance, operations and executive leadership positions at Gartner, Inc., Productivity, Inc., Citibank and Bristol-Myers Squibb. Ms. Paolillo began her career as an auditor at Price Waterhouse.

Attributes, Skills and Qualifications:

As a certified public accountant and experienced financial and operational leader with a variety of technology and services companies, Ms. Paolillo brings a broad understanding of the strategic priorities of technology and services organizations, coupled with deep knowledge of financial and accounting matters and financial reporting as well as experience in investments and acquisitions.

LEE D. ROBERTS Age: 65 Director Since: 2011 Compensation Committee, Chair Audit and Finance Committee Independent

Professional Experience:

Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its President and Chief Executive Officer from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of Inovalon, Inc. and QAD Inc.

Attributes, Skills and Qualifications:

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Unisys Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held five meetings in 2017. During 2017, all directors attended at least 75% of the total number of meetings of the Board and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2017 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors and nominees for director other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2017.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

The current composition of each standing committee is set forth below:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
Peter A. Altabef
Jared L. Cohon		X	X
Alison Davis	X	X
Nathaniel A. Davis			Chair
Denise K. Fletcher	Chair
Philippe Germond			X
Deborah Lee James			X
Paul E. Martin	X
Regina Paolillo(1)
Lee D. Roberts	X	Chair
Paul E. Weaver		X

(1)	Ms. Paolillo was elected to the Board of Directors on March 13, 2018 and has not yet been appointed to a standing committee.

AUDIT AND FINANCE COMMITTEE

Members: Ms. Davis, Ms. Fletcher (chair), Mr. Martin and Mr. Roberts

Number of Meetings: 7

Independence and Qualifications: The Board has determined that each of Ms. Davis, Ms. Fletcher, Mr. Martin and Mr. Roberts qualifies as independent under the listing standards of the NYSE and is financially literate and that each of Ms. Davis, Ms. Fletcher and Mr. Roberts is an “audit committee financial expert” as defined by the SEC.

Purpose: The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal controls regarding financial reporting and accounting compliance, (3) the independence and qualifications of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal audit function and its independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs, (6) the Company’s risk assessment and risk management policies, (7) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (8) the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Audit and Finance Committee is also responsible for preparing the report required by the SEC to be included in the Company’s annual proxy statement.

COMPENSATION COMMITTEE

Members: Dr. Cohon, Ms. Davis, Mr. Roberts (chair) and Mr. Weaver

Number of Meetings: 5

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Ms. Davis, Mr. Roberts and Mr. Weaver qualifies as independent under the listing standards of the NYSE.

Purpose: The Compensation Committee (1) oversees the compensation of the Company’s elected executive officer and other executives who report directly to the Chief Executive Officer, (2) oversees the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees and (3) reviews the senior executive succession plan and the senior executive leadership development process as presented by the Chief Executive Officer. The committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2017, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its outside compensation consultant. During 2017, Pearl Meyer and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Pearl Meyer has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Dr. Cohon, Mr. Davis (chair), Mr. Germond and Ms. James

Number of Meetings: 7

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Mr. Davis, Mr. Germond and Ms. James qualifies as independent under the listing standards of the NYSE.

Purpose: The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The director nomination process and the factors considered by the committee when reviewing candidates are described below in “Director Nomination Process.” It also oversees the Company’s corporate governance. As a part of this responsibility, the Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors, including reviewing annually with the Board the independence of outside directors and annually facilitating the Board’s self-assessment of its performance.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. Since the last annual meeting, the Nominating and Corporate Governance Committee recommended, and the Board elected, two new directors, Ms. James in August 2017 and Ms. Paolillo in March 2018. As part of the selection process, the Board considered Ms. James’ unparalled senior homeland and national security experience in the federal government and private sector and Ms. Paolillo’s experience as a financial and operational leader with a broad understanding of the strategic priorities of technology and services organizations.

As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-employee directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

The Board believes that it should have the flexibility to make the selection of Chairman of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the CEO and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Company’s corporate governance guidelines require the Board to elect a lead director from its independent directors whenever the Chairman is an employee of the Company.

When Mr. Altabef began as the Company’s CEO in January 2015, the Board determined to separate the positions of Chairman and CEO as Mr. Altabef transitioned into the role and appointed Mr. Weaver as non-executive Chairman to provide the Board with independent leadership during the CEO transition and to enable Mr. Altabef, as incoming CEO, to concentrate on the Company’s business operations.

In accordance with the Company’s Bylaws, the current Chairman of the Board, Mr. Weaver, will not stand for reelection at the annual meeting because he has reached age 72. In preparation for this transition, the Board conducted an in-depth review of its leadership structure and considered the individuals best-suited to lead the Board as the Company implements and executes its business strategy. As a part of this review, the Nominating and Corporate Governance Committee hired a third-party firm to conduct interviews of each director to assess the skill set and qualifications that each director believed was important for the Chairman to possess and to discuss with each director who would most effectively lead the Board. In making its recommendation to the Board, the Nominating and Corporate Governance Committee also reviewed recommended best practices for corporate governance.

As a result of this process, based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that combining the positions of Chairman and CEO and electing Mr. Altabef to serve as the Chairman and Mr. Davis to serve as independent lead director upon Mr. Weaver’s retirement best positions the Board and management to implement the Company’s strategy and deliver value to the Company’s stockholders going forward. The Board believes that adopting this leadership structure will provide independent board leadership and oversight while benefiting the Company by having Mr. Altabef also serve as Chairman following his transition as incoming CEO, during which he demonstrated the strong leadership and vision necessary to drive the Company’s strategies and achieve its objectives.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit and Finance Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a corporate risk assessment report and provides that report to the Board of Directors each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit and Finance Committee regarding their design and effectiveness. The Audit and Finance Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Compensation of Directors

The Company’s non-employee directors receive an annual retainer of $60,000. Mr. Weaver receives an additional $100,000 annual retainer for serving as Chairman of the Board. The chair of the Audit and Finance Committee receives a $26,000 annual retainer, the chair of the Compensation Committee receives a $19,000 annual retainer and the chair of the Nominating and Corporate Governance Committee receives a $16,250 annual retainer. Each other member of the Audit and Finance Committee receives a $12,000 annual retainer and each other member of the Compensation Committee and the Nominating and Corporate Governance Committee receives a $7,500 annual retainer. On February 9, 2017, each non-employee director at the time of the Board meeting on that date received an annual grant of 10,639 restricted stock units having a value of $150,010 based on the fair market value of Unisys common stock on that date that vested immediately. On April 26, 2017, Mr. Martin received an annual grant of 12,500 restricted stock units having a value of $150,000 based on the fair market value of Unisys common stock on that date that vested immediately. On October 20, 2017, Ms. James received a grant of 8,427 restricted stock units having a value of $75,000 based on the fair market value of Unisys common stock on that date that vested immediately. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

The annual retainers described above are paid in monthly installments in cash. However, directors may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. Formerly, directors could choose, on an annual basis, to receive their fees in the form of common stock equivalent units under the Unisys Corporation Director Stock Unit Plan. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. This plan was terminated in 2004 and no shares (other then shares subject to outstanding awards previously received) are available for future issuance under this plan. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The following table provides a summary of the 2017 compensation of current non-employee directors who served during 2017.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jared L. Cohon	72,500	150,010	—	—	—	—	222,510
Alison Davis	79,500	150,010	—	—	—	—	229,510
Nathaniel A. Davis Chair, Nominating and Corporate Governance Committee	73,333	150,010	—	—	—	—	223,343
Denise K. Fletcher Chair, Audit and Finance Committee	86,750	150,010	—	—	—	—	236,760
Philippe Germond	67,500	150,010	—	—	—	—	217,510
Deborah Lee James	20,000	75,000	—	—	—	—	95,000
Paul E. Martin	58,000	150,000	—	—	—	—	208,000
Lee D. Roberts Chair, Compensation Committee	91,000	150,010	—	—	—	—	241,010
Paul E. Weaver Chairman of the Board	173,667	150,010	—	—	—	—	323,677

(1)	Amounts shown are the annual board retainer and annual retainer fees for chairs of committees, committee membership and the Chairman of the Board. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2017 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. Amounts shown are in respect of the 10,639 restricted stock units granted to directors other than Mr. Martin and Ms. James on February 9, 2017 and in respect of the 12,500 restricted stock units granted to Mr. Martin on April 26, 2017 and 8,427 restricted stock units granted to Ms. James on October 20, 2017. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2017, directors had outstanding stock units in respect of directors’ fees as follows: Dr. Cohon — 0; Ms. Davis — 0; Mr. Davis — 0; Ms. Fletcher — 1,314.8; Mr. Germond — 0; Ms. James — 0; Mr. Martin — 0; Mr. Roberts — 0; Mr. Weaver — 0.

(4)	At December 31, 2017, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer within five years after the director’s date of election to the Board. The number of shares owned by each director is set forth in the stock ownership table on page 26.

Code of Ethics and Business Conduct

The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including the Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the NYSE.

5. In accordance with the Company’s Bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 72 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 72.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-employee directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-employee directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-employee directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2017 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2017, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit and Finance Committee

Alison Davis

Denise K. Fletcher (Chair)

Paul E. Martin

Lee D. Roberts

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2017 and 2016. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2017 and 2016 (in millions of dollars):

	2017	2016
Audit Fees	$8.9	$8.8
Audit-Related Fees	1.7	2.3
Tax Fees	0.2	0.1
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority to the chair of the committee. The chair of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2)

The Audit and Finance Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2018. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Executive Compensation”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 27, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2017 results. Please read the “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2017.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1.757 million 1.688 million	(1) (2)	$ $	26.35 0	3.172 million	(3)
Equity compensation plans not approved by security holders(4)	0.002 million	(5)		$0	0
Total	3.447 million				3.172 million

(1)	Represents stock options.

(2)	Represents restricted stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)	Shares issuable under the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan (the “2016 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)	Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2016 Plan, which was approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially owned more than 5% of Unisys common stock as of February 28, 2018. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock	Percent of Class
AllianceBernstein L.P.	2,953,145(1)	5.9
1345 Avenue of the Americas New York, NY 10105
BlackRock, Inc.	3,946,796(2)	7.8
55 East 52nd Street New York, NY 10055
Fairpointe Capital LLC	5,920,461(3)	11.7
1 N. Franklin Street, Suite 3300 Chicago, IL 60606
FMR LLC	7,570,995(4)	14.999
245 Summer Street Boston, MA 02210
JPMorgan Chase & Co.	4,319,466(5)	8.5
270 Park Avenue New York, NY 10017
Towle & Co	3,215,524(6)	6.37
1610 Des Peres Road, Suite 250 St. Lous, MO 63131
The Vanguard Group	6,942,315(7)	13.75
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 2,391,765 shares.

(2)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 3,799,875 shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 5,444,558 shares and shared voting power has been reported for 67,503 shares.

(4)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 223,538 shares.

(5)	Sole dispositive power has been reported for 4,292,800 shares and shared dispositive power has been reported for 166 shares. Sole voting power has been reported for 3,792,680 shares.

(6)	Sole dispositive and sole voting power have been reported for all shares.

(7)	Sole dispositive power has been reported for 6,856,454 shares, and shared dispositive power has been reported for 85,861 shares. Sole voting power has been reported for 83,727 shares and shared voting power has been reported for 4,802 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 26, 2018 by all directors, each of the executive officers named on page 33, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Peter A. Altabef	231,056	140,000	*
Jared L. Cohon	54,651	0	*
Alison Davis	59,028	0	*
Nathaniel A. Davis	28,928	0	*
Tarek El-Sadany	35,147	14,667	*
Denise K. Fletcher	86,973	0	*
Philippe Germond	39,039	0	*
Eric Hutto	33,380	8,091	*
Deborah Lee James	23,062	0	*
Paul E. Martin	27,135	0	*
Regina Paolillo	1,000	0	*
Jeffrey E. Renzi	60,304	66,750	*
Lee D. Roberts	58,015	0	*
Inder M. Singh	15,898	0	*
Paul E. Weaver	78,490	0	*
All directors and current officers as a group	945,460	364,845	2.2

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, for current officers as a group, 1,292.1. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 17, for directors as follows: Ms. Fletcher, 1,314.8. They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, 54,651; Ms. Davis, 44,393; Ms. Fletcher, 65,826; Mr. Germond, 14,635; and Ms. James, 23,062. Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following February 26, 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Business

Unisys is a global information technology company that builds high-performance, security-centric solutions for clients across the government, financial services and commercial markets. The Company’s offerings include security software and services; digital transformation and workplace services; industry applications and services; and innovative software operating environments for high-intensity enterprise computing.

The Company has gone through significant changes since the beginning of 2015. We have transformed the company structure to support an industry go-to-market effort to differentiate ourselves. We have streamlined our cost structure and increased liquidity. In 2017, the Company made substantial progress towards strengthening our go-to-market approach and delivered non-GAAP operating profit margin and adjusted free cash flow that exceeded our full year guidance range while achieving the high end of our revenue guidance for the full year. While more work remains to be done with our on-going strategic re-positioning, we believe we are on the right path to further improving our Services margins, growing revenue, strengthening our balance sheet and managing our pension obligations.

Our Transformation

We continue to execute against our business strategy and improve our financial performance as depicted below.

Since 2015, we have continued to improve the rate of revenue decline and believe we are making progress on driving to our revenue inflection point to grow our company. We believe that continued focus on increasing our services productivity and efficiency will drive a leaner competitive cost structure and improve our operating margin.

In 2017, we exceeded or achieved full-year guidance on all guidance metrics as shown below. Our 2017 results represent the second consecutive year of exceeding or achieving full-year guidance since we re-established the process of issuing guidance two years ago.

As of the end of 2017, the pension deficit improved by $390 million compared to the end of the prior year. This decline of 18% represented the largest percentage decline since 2013. The estimated required cash contributions over the next five years also declined by $300 million compared to the estimates as of the end of the prior year. We are proactively addressing our pension obligation to strengthen our balance sheet. Effective January 1, 2018, the company approved an amendment to reorganize its U.S. defined benefit pension plan from one plan into two distinct plans. Participants were divided between plans to maximize administrative efficiencies in compliance with all regulations. The company estimates administrative costs, including Pension Benefit Guaranty Corporation premiums, and the resulting contributions to fund such costs, will be reduced by approximately $10 million per year through 2021. Benefits offered to participants in the plans are unchanged. This amendment had no impact on the Company’s consolidated results of operations and financial position for the year ended and as of December 31, 2017. In August 2017, a new Treasurer joined the Company who is focusing on funding and risk management for the corporate pension plans to continue strengthening the balance sheet.

Stockholder Feedback

The Company has undertaken a comprehensive approach to improving the results of the stockholder advisory vote on our executive compensation (“say-on-pay”), which includes:

•	Continuing our dialogue and engagement with stockholders regarding executive compensation

•	Continuing to incorporate stockholder feedback in developing the design and goal-setting process for 2018

•	Enhancing our proxy to continually improve transparency and presentation

The Compensation Committee, with input from its independent compensation consultant, regularly evaluates its compensation programs and considers the results of its most recent stockholder say-on-pay vote as well as feedback received directly from stockholders through our ongoing engagement. In 2017, a comprehensive effort was made to engage with many of our largest stockholders to discuss how our executive compensation program supports our strategy and our say-on-pay vote. At the April 2017 annual meeting, we received say-on-pay support from holders of approximately 68% of our shares of common stock present at the meeting. Following that meeting, we reached out to holders of over 85% of outstanding shares of our common stock to request a call to discuss corporate governance and executive compensation matters. Holders of over 60% of our shares responded to our request and either accepted our invitation for engagement or declined our invitation saying they had no concerns with our compensation program. During these calls, senior executives and directors of the Company provided information regarding our executive compensation programs, responded to questions and discussed investor feedback. This process resulted in valuable insight regarding stockholder views. Feedback received directly from stockholders, as well as from proxy advisory firms, is summarized below.

What We Heard	What We Have Done and Are Doing
Performance should be measured over 3-year cycles rather than 3 1-year cycles

Performance-based restricted stock units (“Performance-Based RSUs”) were historically (from 2010 through 2014) earned based on performance in the year of grant. The current design was selected to transition to a longer performance measurement period given the uncertainty of the current business context and based on the outlook at the time.

Performance is measured separately for each of the three years in the performance period with progressively higher goals set each year. This was intended to motivate and focus executives over the entire three-year period.

In 2018, we will continue to transition to a longer performance measurement period by using a multi-year (including 1-year, 2-year cumulative and 3-year cumulative goals) performance period for both performance cash and Performance-Based RSUs.

Performance assessments should include consideration of relative performance

In 2018, the metric for Performance-Based RSUs will be changed from Non-GAAP Operating Profit to Total Shareholder Return (TSR) assessment relative to a broad stock index. Caps and a minimum absolute TSR threshold will prevent excessive payments.

We will continue this dialogue with our stockholders and consider their perspectives regarding compensation and governance matters.

Overview of Our Compensation Programs

This section describes 2017 compensation and benefit programs for the executive officers listed in the Summary Compensation Table on page 52 and referred to as “Named Officers”.

Peter Altabef joined the Company in January 2015 to reposition our company by establishing our strategy with a focus on higher growth markets, building a management team that would have the full confidence of the Board to achieve our strategic priorities and, ultimately, creating the stockholder value that is expected from our investors. As our industry evolves and our opportunities for competitive business advantages change over time, we must likewise evolve in order to create value. Our compensation programs are tailored to our strategic priorities and our current outlook, while also motivating and retaining our management team.

Highlights of our compensation program include:

•	Strong emphasis on performance-based pay with the majority of target compensation (86% in the case of Mr. Altabef and 76% on average for the other Named Officers) at-risk

•	Incorporation of feedback from our stockholders with respect to performance measure selection and overall design of our incentive programs

•	Rigorous and progressively challenging performance goals that are aligned with our business strategy

•	Increase in the emphasis on performance-based incentives over time to align management long-term interests with the long-term interest of our stockholders

•	Programs designed so that our new leadership is both focused on and held accountable for execution relative to the turnaround strategy

Additional detail on each compensation element is provided starting on page 41.

Changes from 2016	2017 Design
Base Salary • Largest increases allocated to Named Officers with significant increases in responsibility	• Reflects level of responsibility and complexity of the position compared to the market and other executives within the Company, individual performance, and other factors

Short-Term Incentives • Increased target opportunities to reinforce the urgency of near-term performance objectives

•   Annual cash incentives under the Executive Variable Compensation (EVC) Plan

•   Targeted award amounts set as a percentage of salary for each Named Officer

•   No award paid if pre-set non-GAAP pre-tax profit level gate is not met

•   Metrics:

•   40% g non-GAAP pre-tax profit

•   35% g revenue

•   25% g adjusted free cash flow

•   No funding on a metric if performance below threshold; payout capped at 200% of target

•   Goals aligned with Company’s operating plan and financial guidance

Long-Term Incentives (“LTI”) • Largest increases allocated to Named Officers with significant increases in responsibility

•   Consists of performance-based LTI (67% of target LTI value) and time-based restricted stock units (“Time-Based RSUs”) (33% of target LTI value)

•   Performance-based LTI earned per achievement of pre-established non-GAAP operating profit goals

•   1/3 of target shares or cash award linked to each of specific 2017, 2018, and 2019 performance objectives

•   Rewards consistent profitability over time while addressing the uncertainty given the current business context

•   No payout for performance below threshold; maximum payout capped at 200% of target

•   Vesting or settlement — per achievement of specific performance objectives for each year — of each tranche on 1st, 2nd, and 3rd anniversary of grant

•   Goals set at the time of grant and represent progressively stronger performance standards for each year for a particular grant

•   Goals aligned with Company’s operating plan and financial guidance at the time of the grant

Good Governance Practices

The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance principles. The Committee receives regular updates on governance matters from its independent consultant. Below are highlights of our governance practices:

What We Do

✓	Provide the majority of compensation in performance-based pay

✓	Measure performance over a three-year period for performance-based LTI in support of our current turnaround strategy

✓	Grant LTI awards which vest ratably over 3 years to promote retention

✓	Set a funding gate, which requires a pre-defined level of profitability prior to any EVC payout

✓	No payouts below threshold and cap payouts at 2x target on the long-term and short-term incentive plans

✓	Maintain stock ownership guidelines for both officers and Directors;

✓	Have change in control employment agreements with double-trigger severance provisions for Named Officers

✓	Conduct annual risk assessment of our compensation programs and policies

✓	Adhere to an insider trading policy

✓	Maintain a clawback policy, which applies to all executive officers of the Company and covers cash and equity awards

✓	Receive advice from a compensation consulting firm that satisfies stringent independence criteria and is engaged by the Compensation Committee

✓	Limit discretionary bonuses; incentives are linked to performance relative to pre-established objectives

What We Don’t Do

×	No excise tax gross-ups on a change in control for Named Officers

×	No excessive severance in a change in control or termination

×	No excessive perquisites

×	No hedging transactions or pledging Unisys securities

×	No automatic vesting of equity upon a change in control

×	No liberal share counting

×	No stock option repricing, reloads, or cash buyouts

×	No discounted stock options or SARs

×	No liberal change in control definition

How We Set Pay

This section describes how we set pay for our executive officers listed below, sometimes referred to as the “Named Officers”:

Named Officer	Role	In Role Since
Peter A. Altabef	President and Chief Executive Officer	2015
Inder M. Singh	Senior Vice President and Chief Financial Officer	2016
Eric Hutto	Senior Vice President and President, Enterprise Solutions	2015
Tarek El-Sadany	Senior Vice President, Technology, and CTO	2015
Jeffrey E. Renzi	Senior Vice President and President, Global Sales	2014

Our Compensation Strategy

Our executive compensation program is designed to:

✓	Attract, motivate, and retain the leadership talent necessary to drive our business

✓	Hold key leaders accountable for achieving financial and strategic Company goals

✓	Align interests of leaders with those of our stockholders

A significant portion of target compensation for Named Officers is at-risk and performance-based. In order to maximize our ability to compete effectively, we maintain a strong pay-for-performance bias as described in the Executive Summary section. This focus is intended to 1) offer target total compensation opportunities which are competitive to attract and retain executive talent and 2) through incentives, focus executives on successful execution of the operating plan and actions which over time, are expected to lead to enhanced profitability and growth.

Total target compensation for Mr. Altabef and the average total target compensation for the other Named Officers are shown below.

Components of Compensation

*	At-Risk Compensation is subject to performance and/or stock price fluctuation

Further detail on Mr. Altabef’s compensation is shown below:

Chief Executive Officer Compensation Component	Target Amount	Percentage of Target	Actual Amount	Performance Measured
Fixed Compensation
Base Salary	$991,000	14%	$991,000
At-Risk Compensation(1)
Short-term Incentive(2)	$1,387,400	20%	$1,916,971	Non-GAAP Pre-Tax Profit(2), Revenue, Adjusted Free Cash Flow
Time-Based RSUs(3)	$1,533,361	22%	$915,514
Performance-Based RSUs(3)	$1,533,361	22%	$1,087,842	Non-GAAP Operating Profit(4)
Long-Term Performance Cash(3)	$1,533,300	22%	$1,083,934	Non-GAAP Operating Profit(4)

Total At-Risk Compensation	$5,987,422	86%	$5,004,261
Total Target Compensation	$6,978,422	100%	$5,995,261

(1)	Subject to performance and/or stock price fluctuation

(2)	Threshold must be met to fund any other metrics under the EVC Plan

(3)	Actual amounts are amounts which vested in 2018

(4)	Threshold performance must be met for payout

While actual compensation reflects the performance of the Company, the Compensation Committee’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market as described beginning on page 38. The Committee incorporates flexibility into its compensation programs and into the assessment process to respond to changing business needs, to emphasize specific compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of specific roles.

Given the Company’s ongoing transformation, our executive compensation programs are designed to both hold executives accountable for meeting short-term objectives expected to result in long-term value creation and align realizable pay with long-term performance. We maintain a strong bias towards pay-for-performance principles and alignment of interests of executives and stockholders.

The 2017 compensation program included the following performance-based elements:

Performance-Based Elements	EVC Plan	Performance- Based LTI	Time-Based RSU
Tied to achievement of targets related to non-GAAP pre-tax profit, revenue, and adjusted free cash flow	✓
Requires a pre-defined level of non-GAAP pre-tax profit for a payout to be made on any metric	✓
No payouts for performance below threshold	✓	✓
Number of shares or cash value is capped at 200% of target	✓	✓
Performance goals align to financial guidance provided to investors	✓	✓
Earned over a three-year period based on operating profit in each of the three years		✓
Payout subject to stock price fluctuations until vesting		✓ (RSUs)	✓

How We Measure Performance and Set Goals

The table below describes measures used in our incentive plans and the rationale for their inclusion.

Plan	Executive Variable Compensation (EVC)	Performance-Based LTI
Metrics	Non-GAAP Pre-Tax Profit (40% and funding gate) Revenue (35%) Adjusted Free Cash Flow (25%)	Non-GAAP Operating Profit (100%)
Why They Are Important

•  Reflect both profitability and revenue

•  Important to our stockholders

•  Commonly used among the peer companies

•  Measures provide strong line-of-sight for both line and staff executives to which they can influence and be held accountable

•  Key measures used to manage the business and tracked regularly

•  Addresses liquidity and working capital needs through adjusted free cash flow

•  Encompasses revenue and operating margin across the Company in a single measure

•  Relevant to stockholders as it is an important measure commonly used among peer companies

•  Consistent with current focus on improving margins while maintaining expected scale

•  Measures provide strong  line-of-sight for both line and staff executives to which they can influence and be held accountable

•  Key measure used to manage the business and tracked regularly

The Committee regularly assesses the Company’s incentive plan measures in light of the current business plan, relevance to stockholders, and alignment with peer company practices. Measures used in the EVC Plan are important to our business and widely used in our industry. When the current LTI plan design was adopted in 2015, several measures were considered. Operating profit was selected as it offers a strong line-of-sight for plan participants, it is not influenced by pension expense, which is largely driven by interest rate fluctuations, and it reflects both top-line growth and bottom line profitability.

The above performance metrics include non-GAAP financial measures, which will therefore differ from the amounts shown in the Company’s financial statements. The Company defines adjusted free cash flow as cash from operations less capital expenditures. Non-GAAP pre-tax profit, adjusted free cash flow, and non-GAAP operating profit exclude payments and charges related to defined benefit pension expense and restructuring and other charges which are not indicative of our ongoing operating performance. Non-GAAP pre-tax profit and adjusted free cash flow exclude interest expense and interest payments on new debt in the given year and redemption costs. The interest expense and interest payments associated with the issuance by the Company of $440 million of senior secured notes were excluded from the calculation of achievement of the Company’s performance metrics in 2017 in order to evaluate ongoing operating performance to which both line and staff executives have line-of-sight and separate it from financing decisions.

In setting performance targets for both our short-term and long-term incentive goals, the business planning process and factors considered are depicted below:

Based on this process and factors considered, a range of performance scenarios is developed. Goals are then set at the threshold, target, and maximum performance levels with the target goals aligning with our operating plan and the financial guidance we provide externally. The Committee considers probability of achievement of different levels of performance. Based on market practice described by the Committee’s consultant that we believe to be consistent with practices at other companies with size and complexity similar to our own, the targeted probability of meeting or exceeding each level is shown below:

Performance Level	Approximate Probability of Achievement	Payout at Level
Maximum	10%	200% of Target
Target	60%	100% of Target
Threshold	90%	50% of Target

Due to the volatility and transition of our business, we set a relatively wide range of performance between threshold and target and target and maximum, specifically regarding profitability and free cash flow measures. This is because a significant portion of profit and cash are generated by our Technology business, which is less than 20% of our total revenue. A single technology deal can generate significant revenue, in excess of 10% of profit or free cash flow in a given year. It is challenging to predict the timing of technology deal closures, and a delay or loss can significantly swing profitability. For example, a delay in closing a technology deal worth 1% of total revenue could reduce pre-tax profit by 10%. A 5% decline in revenue from technology deals could cause a 50% reduction in profitability. Additional detail regarding specific performance ranges for 2017 as well as our performance against the targets is discussed beginning on page 42.

Role of Compensation Consultants and Management

The Compensation Committee retains and regularly consults with an independent compensation consultant, which in 2017 was Pearl Meyer & Partners (“Pearl Meyer”). To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing services of any nature to the Company’s officers and directors personally, and is prohibited from providing advice to the Company related to executive and director compensation, employee compensation, and employee benefits, other than the advice provided in service to the Committee. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and found no conflicts.

The independent compensation consultant performed duties requested by the Committee including:

•	Providing recommendations on the composition of the peer group described under Market References below

•	Analyzing executive and director compensation in comparison to the market references described below

•	Updating the Compensation Committee on executive compensation and governance market trends

•	Advising the Committee on the 2017 short-term and long-term incentive designs

The consultant spoke with the chair of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and met from time to time in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, throughout 2017 the committee solicited input from Mr. Altabef regarding the compensation of those executives who reported directly to him. In addition, Mr. Altabef provided recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s short-term and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

The Compensation Committee met from time to time in executive session without the presence of Mr. Altabef or any other members of management to consider the Chief Executive Officer’s compensation package and discuss other matters. The Committee uses data, analysis and advice provided by the independent compensation consultant in reviewing Mr. Altabef’s compensation, which is then recommended to and approved by the independent members of the Board of Directors.

Market References

The executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of 2017 executive compensation, the Compensation Committee compared the Company’s overall compensation structure (mix of pay) and levels for the Chief Executive Officer, Chief Financial Officer and business unit leaders (total annual compensation, as well as each component of their total compensation) with the peer group companies.

The list of peer group companies was developed with input from the Committee’s consultant using a selection process as follows:

1.	Identify the universe of potential publicly-traded peer companies in the broader information technology sector including companies identified as self-reported peers of current peers, companies that name the Company as a peer, companies considered key product/service offering competitors, and companies identified by major proxy advisory firms as peers

2.	Target companies that are generally similar to us with regard to revenue, employee population and enterprise value

3.	Select companies that are generally similar to us in terms of services, technology offerings and end markets served having generally similar business models of IT infrastructure, cloud infrastructure, application services, business process outsourcing, and/or high-end server technology

Based on the above methodology, in the summer of 2016 the Committee approved the peer group below:

Summer 2016 Peer Group
Booz Allen Hamilton Corporation CACI International Inc. CGI Group Inc. Computer Sciences Corporation Convergys Corporation	CSRA Inc. EPAM Solutions Fiserv Inc. Leidos Holdings	Lexmark International Inc. ManTech International Corporation NCR Corporation Rackspace Hosting ServiceNow

The Compensation Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape including consideration of merger and acquisitions activity. In October 2017, the Committee’s consultant recommended, and the Committee approved, revisions to the 2016 Peer Group, which are shown in the table below. The peer group selected in the summer of 2016, which was used for setting compensation for 2017, is referred to as the 2016 Peer Group and the revised peer group selected in October 2017 is referred to as the 2017 Peer Group.

Added to Peer Group	Removed from Peer Group
DST Systems, Inc. ICF International, Inc. MAXIMUS, Inc. Science Applications International Corporation Teradata Corporation	Computer Sciences Corporation (acquired by HPE’s Enterprise Services division) Lexmark (acquired by Apex Technology) Rackspace (went private in 2016)

The Compensation Committee believes that the 2017 Peer Group comprises companies with a size, complexity and business mix comparable to that of the Company. A graphic illustrating how the Company compares with the 2017 Peer Group in terms of revenue and number of employees is shown below.

Graph data from materials reviewed by the Committee in October 2017

When determining 2017 compensation for other executive officers, the Committee considered information compiled by its independent compensation consultant from the 2016 Towers Watson CDB High Tech Survey and the 2016 Radford Global Technology Survey. These surveys show compensation levels across a broad spectrum of technology companies and are used to inform the Compensation Committee regarding market executive compensation levels, particularly for positions other than Chief Executive Officer, Chief Financial Officer and business unit leaders.

Comparisons to “market” in the “Executive Compensation” section of this proxy statement generally are based on the market consisting of the 2016 Peer Group when referring to the Chief Executive Officer, Chief Financial Officer, business unit leaders and compensation practices are based on the companies included in the Towers Watson and Radford surveys discussed above when referring to other executive officers.

Risk Assessment and Mitigation of Compensation Policies and Practices

Our Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

We evaluated the program to assess if features in the program design mitigated risk including:

•	compensation mix that balances at-risk pay opportunity with fixed pay sufficient to promote basic financial security and discourage excessive risk-taking;

•	performance metrics which align with our business strategy and long-term stockholder value creation;

•	performance ranges, including appropriate caps and thresholds, to motivate desired behavior and ensure payouts are fiscally prudent;

•	performance and vesting periods to encourage a long-term view and promote retention; and

•	the existence of other risk mitigating factors such as stock ownership guidelines.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Elected officers are expected to own Unisys stock or stock units (including the “in the money” portion of vested stock options, unvested Time-Based RSUs and earned Performance-Based RSUs that have not yet vested) having a value equal to or greater than a multiple of their annual base salary, as follows:

Role	Stock Ownership Guide
CEO	3x
CFO & Sr. Vice Presidents of a business unit	1.5x
Other Sr. Vice Presidents	1x
Elected Officer Vice Presidents	.5x

Unvested stock options, vested “under water” stock options and Performance-Based RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Officers are expected to meet the ownership guidelines within five years of election. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 26.

Clawback Policy

The Company maintains a clawback policy, which applies to all the Named Officers and other executive officers of the Company. Under the clawback policy, the Company will seek to recover incentive-based compensation (including cash and equity) if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement.

Insider Trading, Anti-Hedging, and Anti-Pledging Policy

The Company maintains an Insider Trading Policy, which applies to all the employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals identified as “key persons”, including Named Officers, are subject to further restrictions, which among other things, limits them to trading during quarterly trading windows with pre-clearance and prohibits derivatives trading, short sales, margin transactions and pledges relating to Unisys securities at any time.

Principal Components of Executive Compensation

As set forth above, the principal elements of our executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation, shown as follows:

Base Salary

Elected officers’ base salaries are determined by evaluating factors such as the responsibilities and complexity of the position, the experience and performance of the individual, market data for similar roles, overall Company performance, and internal equity within the Company. In its annual review at the December 2016 meeting, the Committee considered the relationship of executive compensation at the Company to the market compensation data and determined that salaries that had been in effect for 2016 for the Named Officers were generally at or competitive with (i.e., within 15%) the market median. Modest merit increases reflecting the considerations outlined above were approved for most of our Named Officers. Further increases were given to Mr. Singh and Mr. Hutto in July 2017 to reflect increased levels of responsibility and complexity of their positions during our transformation. Base salaries for each named officer are shown below:

Named Officer	Role	2016 Base Salary	2017 Base Salary
Peter A. Altabef	President and Chief Executive Officer	$972,000	$991,000
Inder M. Singh(1)	Senior Vice President and Chief Financial Officer	$525,000	$595,000
Eric Hutto(2)	Senior Vice President and President, Enterprise Solutions	$500,000	$595,000
Tarek El-Sadany	Senior Vice President, Technology, and CTO	$465,000	$485,000
Jeffrey E. Renzi	Senior Vice President and President, Global Sales	$475,000	$475,000

(1)	Salary was increased from $555,000 effective July 3, 2017 due to the complexity of his role and criticality to the organization.

(2)	Salary was increased from $555,000 effective July 3, 2017 with increased responsibility for the Services segment and better alignment with market.

Short-term Incentive Compensation

During 2017, the Company’s elected officers were eligible to receive an annual cash incentive through the EVC Plan. Compensation under the EVC Plan is “at-risk” compensation intended to motivate and hold executives accountable for the attainment of short-term performance goals. The Compensation Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2017, the amount of incentive compensation awards paid to the Named Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company’s performance goals were met.

The EVC Plan design for 2017 remained unchanged from 2016 and performance measures were as follows:

Measure	Weight
Non-GAAP Pre-Tax Profit (funding gate)	40%
Revenue	35%
Adjusted Free Cash Flow	25%

In order to promote profitable growth, a funding gate based on a pre-defined level of performance on non-GAAP pre-tax profit must be met before paying any portion of the award on any metric. The Committee set threshold, target, and maximum performance levels for each measure as shown below.

Performance Level	Payout Percent (as a % of Target)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

Target annual bonus amounts for elected officers are approved by the Committee and are intended to be competitive in the market in which the Company competes for talent and reflect the level of responsibility of the role. They are therefore set at or around the median for comparable positions in the market. For 2017, increases in target incentives were given to certain Named Officers based on the following considerations:

Named Officer	2016 EVC Total Target Amount as a % of Base Salary	2017 EVC Total Target Amount as a % of Base Salary	Considerations for Increase
			Reinforce Urgency of Near-Term Performance Objectives	Recognize Increased Scope of Accountability	Improve Alignment with Market Pay Opportunities
Peter A. Altabef	125%	140%	✓		✓
Inder M. Singh	90%	95%	✓		✓
Eric Hutto	90%	95%	✓	✓	✓
Tarek El-Sadany	70%	95%	✓	✓	✓

The EVC Plan performance goals were set to hold management accountable for the achievement of our strategic objectives at the time the goals were set, which are described more fully under “Our Transformation” beginning on page 28. The Committee considered estimated probability of achievement of different levels of performance as well as the uncertainty concerning our performance in 2017 when setting these goals. Our goal setting process is described in more detail beginning on page 35.

Goals for 2017 align with the financial guidance we provided externally. Based on the outlook at the time the goals were set and with input from the independent compensation consultant, the Committee concluded these performance goals struck an appropriate balance in providing both a reasonable probability of attainment and sufficient rigor and motivation for superior performance.

In order to receive any payments, the threshold level of non-GAAP pre-tax profit must be attained. The table below summarizes the threshold, target, and maximum performance levels and our results for each performance measure for 2017 based on the results announced in our earnings release on February 8, 2018, which we refer to as our “earnings release results”.

Metric	Threshold ($M)	Target ($M)	Maximum ($M)	Earnings Release Results ($M)	% Funding	Weighted Payout
Non-GAAP Pre-tax Profit	$99	$198	$248	$205	114.1%	45.6%
Revenue	$2,580	$2,715	$2,850	$2,744	121.5%	42.5%
Adjusted Free Cash Flow	$88	$176	$220	$222	200.0%	50.0%
					Total	138.2%

In 2017, the EVC Plan funded on all performance measures based on our earnings release results. The aggregate percentage of target bonus amounts paid with respect to all three performance measures, after taking into account the weightings of performance measures discussed above, was approximately 138.2%. Non-GAAP pre-tax profit and revenue were above target and adjusted free cash flow was at the maximum performance level. Following the announcement of our earnings release results and the payout of bonuses under the EVC Plan and the distribution of LTI awards, small adjustments were made to the results in our annual report on Form 10-K filed with the SEC on March 12, 2018, as a result of which revenue was decreased by less than $2 million and non-GAAP operating profit was decreased by less than $1 million. If the results reported in our annual report on Form 10-K had been used, the aggregate percentage of target bonus paid would have been approximately 137.7%, or a difference of 0.5%. The Company expects to deduct this difference from any payments to be made to impacted individuals under the EVC Plan as a result of the Company’s performance in 2018.

The graphs below show the threshold, target and maximum performance levels and our earnings release results, in millions:

Over the last five years, total payouts under the plan based on corporate performance have averaged 89% of target, demonstrating our track record of setting rigorous goals:

The above performance measures include non-GAAP financial measures and will differ from amounts shown in the Company’s 2017 financial statements included in the Annual Report on Form 10-K for the year ended in December 31, 2017. Additional information is described beginning on page 35.

The following table shows incentives paid to the Named Officers under the EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to above in this section. The EVC Plan gives the Compensation Committee discretion to consider individual performance and to adjust awards accordingly. In 2017, payout levels were based on plan funding levels and no discretion was applied. Bonus awards to the Named Officers for 2017 were determined by formula based on the Company’s earnings release results relative to performance goals. Target amounts for each Named Officer were determined in December 2016, and assume that each Named Officer remained employed by the Company through December 31, 2017.

Named Officer	Total Target Amount	Total Actual Amount Paid
Peter A. Altabef	$1,387,400	$1,916,971
Inder M. Singh	$565,250	$781,006
Eric Hutto	$565,250	$781,006
Tarek El-Sadany	$460,750	$636,618
Jeffrey E. Renzi	$451,250	$623,492

Long-Term Incentive Awards

Long-term incentives (“LTI”) are intended to provide executives with a continuing stake in our long-term success and to align their interests with those of our stockholders. LTI are also used to attract, retain and motivate executives responsible for our long-term success.

The Committee evaluates the LTI program annually relative to its objectives as well as practices within the peer group. In 2016, changes were made to better reflect the Company’s strategic direction and priorities, including consideration of share availability and potential dilution, current stock price, and information provided by the Committee’s consultant on market practice and current trends. The Company stopped granting options and strengthened the emphasis on performance-based LTI with approximately 2/3 of the LTI target value linked to achievement of non-GAAP operating profit performance objectives. The 2016 program included performance-based LTI, with stock and performance cash components, and Time-Based RSUs. The 2016 program was designed to reduce potential stockholder dilution while increasing emphasis on achievement relative to our operating profit performance goals. The Compensation Committee believes that using different types of awards provides balance to the Company’s LTI program and mitigates risk.

The following table shows how our LTI program evolved over prior years to increase the focus on long-term goals:

Year	Change made		Why change was made
2015	Increased stock option term from 5 to 7 years	g	Promote longer-term focus and align with practices of our peer group
	Increased Performance-Based RSU performance period from 1 to 3 years (prior to 2015, earned based on performance in year of grant with vesting over 3 years)	g	Foster urgency to meet near term goals and reward consistent performance over time in order to drive long-term value creation
	Replaced technology revenue and services operating margin for earning Performance-Based RSUs with company non-GAAP operating profit	g	Address both revenue and profitability in a single measure
2016	Removed stock options	g	Limit potential dilution to stockholders
	Increased emphasis on performance-based LTI, delivered through stock and performance cash	g g	Strengthen focus on operating profit Better align with market practice

The above changes resulted in a LTI plan program that remained the same in 2017 as shown below:

Vehicle	Proportion of Target LTI Value	Payout	Metric	Performance Period	Design
Performance Based LTI	2/3	Threshold: 50% Target: 100% Maximum: 200%	Non- GAAP Operating Profit	2017 2018 2019

•   Includes RSU component and performance cash component

•   Approximately 1/3 of total LTI value delivered through Performance- Based RSUs and 1/3 through performance cash

•    Linked to specific 2017, 2018, and 2019 performance objectives with 1/3 of the target value tied to each year

•    Vesting / payout per achievement of specific performance objectives for each year on the 1st, 2nd, and 3rd anniversary of grant

Time-Based RSUs	1/3	100%	N/A	N/A	• Vest 1/3 annually

Performance-based LTI vests over 3 years, with distinct goals for each fiscal year within the vesting period, in order to measure performance over the entire three-year period while creating a strong focus on execution. Due to the challenges of setting three-year performance goals in the current environment of transformation, goals were set separately for each year in the performance period. The design is intended to foster a sense of urgency to meet near term goals and reward consistent profitable performance over time, which is expected to drive long-term value creation. The Company’s operating profit is the performance measure on which the current LTI plan is based. The Committee considered operating profit preferable to other alternatives because it offers a strong line-of-sight for plan participants; it is not influenced by pension expense, which is largely driven by interest rate fluctuations; and it reflects both top-line growth as well as bottom line profitability.

Time-Based RSUs, which vest over a 3-year period, serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, after grant, varies directly based on the Company’s stock price. Time-Based RSUs comprised approximately 1/3 of the target LTI grant date value.

The third tranche of the 2015 Performance-Based RSUs, the second tranche of the 2016 performance-based LTI and the first tranche of the 2017 performance-based LTI grants are based on 2017 non-GAAP operating profit. Goals are set for all three years at the time of grant for each cycle and vary for different grant years. The goals are set to progressively increase each successive year within a grant. The table below illustrates goals and achievement for performance periods completed through 2017:

			Non-GAAP Operating Profit
Grant Year	Vesting Period	Performance Year	Threshold ($M)	Target ($M)	Maximum ($M)	Earnings Release Results ($M)	Payout
2015	Tranche 1	2015	90	180	205	183	107.2%
2015	Tranche 2	2016	103	205	255	217	123.4%
2015	Tranche 3	2017	128	255	308	233	91.2%
2016	Tranche 1	2016	113	226	283	217	95.9%
2016	Tranche 2	2017	134	268	335	233	86.8%
2017	Tranche 1	2017	108	216	270	233	130.9%

Goals are aligned with the Company’s operating plan and financial guidance at the time of the grant. The Committee also considered the probability of achieving different performance levels at the time of grant as well as the uncertainty in the Company’s near-term performance.

Performance-based LTI is earned for each year in the three-year performance cycle at a rate ranging from 50% of the target number of shares or cash units for performance at threshold level to 200% of the target number of shares or cash units for performance at or above maximum level. If the Company’s performance for a given year is below the threshold level, no shares or cash units will be earned for that year, and the related RSUs or cash units will be cancelled. Based on 2017 non-GAAP operating profit of $233 million as reported in the Company’s earnings release results, the first tranche of the 2017 grant was earned at 130.9%, the second tranche of the 2016 grant was earned at 86.8%, and the third tranche of the 2015 grant was earned at 91.2%. If the results reported in the Company’s annual report on Form 10-K had been used, the first tranche of the 2017 grant would have been earned at 129.6% (or a difference of 1.3%), the second tranche of the 2016 grant would have been earned at 86.6% (or a difference of 0.2%), and the third tranche of the 2015 grant would have been earned at 90.9% (or a difference of 0.3%). The Company expects to deduct an amount equal to the value of these differences from any payments to be made to impacted individuals under the EVC Plan as a result of the Company’s performance in 2018. The table below summarizes the threshold, target and maximum performance levels, earnings release results, and awards earned for 2017 performance.

Performance-Based RSU awards are settled in stock and performance cash awards are paid in cash on the anniversary of grant. The actual financial measure results and conversion rates for the target shares and cash units tied to 2018 and 2019 performance will be determined based on financial results for those years.

Long-term incentive awards granted to each Named Officer in 2017 are set forth in “Grants of Plan-Based Awards” on page 53. In 2017, the grant date value of the awards to each Named Officer was generally below the market median.

Long-Term Incentive Granting Practices

Most awards are granted at the time of the annual grant in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a change in responsibility. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee. The Compensation Committee approves the type and number of awards to be granted and the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting. The dates of regularly scheduled Board and Committee meetings are generally determined many months in advance as part of the normal Board calendaring process.

LTI awards granted during the year have a grant date no earlier than the date of approval. Grants that require the approval of the Compensation Committee are typically reviewed and approved at a regularly scheduled Compensation Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For these awards, typically the grant date is the date of the meeting if the individual receiving the grant has already commenced employment. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment.

The Compensation Committee has delegated to the Chief Executive Officer the authority to grant a limited number of RSU awards as part of the annual grant process and during the year to eligible individuals (other than the Chief Executive Officer, his direct reports and employees subject to Section 16 of the Securities Exchange Act of 1934). The Committee’s delegation of authority specifies that for these RSUs the grant date will be either (a) the first business day of the month following the date of the Chief Executive Officer’s approval, if the individual has commenced employment at the Company, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. Grants made as part of the annual grant process are made at the same time as the Committee approves grants to the Named Officers. The Chief Executive Officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with the Company.

Other Bonuses

The Company has a strong bias towards incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, the Company has provided modest sign-on bonuses to executives to compensate for value forgone at a prior employer or in order to attract a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Defined Contribution Plans” on page 57. In addition, subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an elected officer’s base salary plus target bonus during active employment and a death benefit equal to two and one-half times an elected officer’s base salary immediately prior to retirement for retired elected officers who remain eligible for the benefit. The Company increases the benefit payable to the elected officer’s beneficiary to cover any income and employment taxes due. This benefit was eliminated and is no longer available to newly elected officers. Of the Named Officers, only Mr. Altabef and Mr. Renzi participate in this program.

Perquisites available to executive officers primarily consist of financial counseling/tax preparation services and an annual physical examination. These benefits are designed to promote executive wellness and financial security. See the Summary Compensation Table on page 52 for additional detail.

In order to attract and retain key executives, the Company has entered into severance and change in control agreements with the Named Officers. The severance agreements were put in place in December 2014 with input from the Committee’s independent consultant. The agreements are intended to support management continuity and retention and align with market practice. The change in control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More detail is provided under “Termination Arrangements” beginning on page 57.

Deductibility of Executive Compensation

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1 million generally is not deductible. However, before the effective date of the 2017 tax reform legislation, amounts in excess of $1 million were deductible if they qualify as “performance-based compensation.” The Committee has considered the impact of the deduction limitation and the Company’s current financial context and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

The exemption for qualifying performance-based compensation was repealed by recent tax legislation effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers in future years in excess of $1 million may not be deductible unless it qualifies for certain transition relief (with the scope of such transition relief being uncertain at this time). While the Company will monitor guidance and developments in this area, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jared L. Cohon

Alison Davis

Lee D. Roberts (Chair)

Paul E. Weaver

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2)(3) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
Peter A. Altabef	2017	991,000	—	3,066,722	—	3,450,271	—	22,088	7,530,080
President and Chief Executive	2016	972,000	—	2,867,704	—	2,009,957	—	26,478	5,876,138
	2015	972,000	—	2,420,790	1,373,958	1,312,200	—	33,208	6,112,155
Inder M. Singh	2017	575,000	40,000	600,040	—	1,081,006	—	14,350	2,310,396
Chief Financial Officer	2016	375,489	40,000	296,558	—	520,195	—	7,748	1,239,990
Eric Hutto	2017	575,000	—	600,040	—	1,081,006	—	8,214	2,264,260
Senior Vice President, Enterprise Solutions	2016	491,667	—	433,385	—	643,922	—	7,950	1,576,924
Tarek El-Sadany	2017	485,000	—	467,020	—	869,618	—	18,002	1,839,641
Senior Vice President, Services	2016	462,115	—	432,379	—	484,776	—	13,201	1,392,471
Jeffrey E. Renzi	2017	475,000	—	467,020	—	856,492	—	16,160	1,814,672
Senior Vice President and President, Global Sales	2016 2015	475,000 475,000	— —	563,561 570,650	— 274,714	666,329 487,350	— —	12,950 18,621	1,717,840 1,826,335

(1)	Amounts shown for 2017 include final installment of sign-on bonus of $40,000 to Mr. Singh.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2017 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. For more details on grants in 2017, see “Grants of Plan-Based Awards” below.

(3)	Amounts shown for 2017 represent the aggregate grant date fair value of the Performance-Based RSUs, assuming that target performance levels are met, and the Time-Based RSUs granted to each Named Officer in 2017. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Altabef — $4,600,083; Mr. Singh — $900,060; Mr. Hutto — $900,060; Mr. El-Sadany — $700,530; Mr. Renzi — $700,530.

(4)	Amounts include short-term incentives under the EVC Plan and long-term cash incentives under the 2010 Plan and the 2016 Plan.

(5)	Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue. No Named Officer participates in these plans.

(6)	For 2017, amounts consist of the following: Mr. Altabef — matching contributions of $11,095 and perquisites of $10,993, which include financial planning, spousal travel, and physical; Mr. Singh — matching contributions of $8,100 and perquisites of $6,250, which include financial planning; Mr. Hutto — matching contributions of $8,100 and perquisites of $114, which include spousal travel; Mr. El-Sadany — matching contributions of $10,165 and perquisites of $7,837, which include financial planning and physical; Mr. Renzi — matching contributions of $8,100 and perquisites of $8,060, which include financial planning and physical.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2017 to the Named Officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	EVC Plan		693,700	1,387,400	2,774,800
	Long-Term Incentive	2/9/2017	766,650	1,533,300	3,066,600	54,375	108,749	217,498	108,749			3,066,722
Inder M. Singh	EVC Plan		282,625	565,250	1,130,500
	Long-Term Incentive	2/9/2017	125,000	250,000	500,000	8,866	17,731	35,462	17,731			500,014
	Long-Term Incentive	7/3/2017	25,000	50,000	100,000	1,931	3,862	7,724	3,862			100,026
Eric Hutto	EVC Plan		282,625	565,250	1,130,500
	Long-Term Incentive	2/9/2017	125,000	250,000	500,000	8,866	17,731	35,462	17,731			500,014
	Long-Term Incentive	7/3/2017	25,000	50,000	100,000	1,931	3,862	7,724	3,862			100,026
Tarek El-Sadany	EVC Plan		230,375	460,750	921,500
	Long-Term Incentive	2/9/2017	116,500	233,000	466,000	8,281	16,561	33,122	16,561			467,020
Jeffrey E. Renzi	EVC Plan		225,625	451,250	902,500
	Long-Term Incentive	2/9/2017	116,500	233,000	466,000	8,281	16,561	33,122	16,561			467,020

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the Named Officers under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount and (b) the degree to which the Company’s performance goals were met.

Long-term performance-based awards include performance cash awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and equity awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards”. These awards are long-term cash awards and Performance-Based RSUs granted under the 2016 Plan. These awards, which are discussed more fully in “Compensation Discussion and Analysis” above, are earned one-third annually over a three-year period to the extent the Company achieves a performance goal relating to operating profit in each of 2017, 2018 and 2019, respectively, and then such earned awards vest on the first, second and third anniversary of grant, respectively, if the Named Officer is then employed by the Company. Based on the Company’s 2017 non-GAAP operating profit as reported in the Company’s earnings release results, 130.9% of the target number of shares or cash value that was tied to 2017 performance was earned. Awards made at the time of the 2017 annual grant vested on February 9, 2018.

Awards shown under “All Other Stock Awards” are Time-Based RSUs granted under the 2016 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter A. Altabef	93,334	46,666		28.19	1/5/2020	213,768	1,742,209	227,101	1,850,873
Inder M. Singh						33,261	271,077	33,261	271,077
Eric Hutto	3,334	1,666		21.77	5/1/2022	38,553	314,207	37,303	304,019
	4,757	2,378		13.00	9/2/2022
Tarek El-Sadany	14,667	7,333		20.95	6/2/2022	34,220	278,893	34,220	278,893
Jeffrey E. Renzi	36,000			32.90	1/21/2019	37,823	308,257	41,060	334,639
	20,501	10,249		22.60	2/5/2022

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2018	46,666
Eric Hutto	5/1/2018	1,666
	9/2/2018	2,378
Tarek El-Sadany	6/2/2018	7,333
Jeffrey E. Renzi	2/5/2018	10,249

(2)	Awards shown are Time-Based RSUs. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2018	10,000
	2/9/2018	36,249
	2/11/2018	47,510
	2/9/2019	36,250
	2/11/2019	47,509
	2/9/2020	36,250
Inder M. Singh	2/9/2018	5,910
	3/29/2018	4,367
	7/3/2018	1,287
	9/1/2018	1,467
	2/9/2019	5,910
	3/29/2019	4,367
	7/3/2019	1,287
	9/1/2019	1,467
	2/9/2020	5,911
	7/3/2020	1,288
Eric Hutto	2/9/2018	5,910
	2/11/2018	7,180
	5/1/2018	2,000
	7/3/2018	1,287
	9/2/2018	601
	2/9/2019	5,910
	2/11/2019	7,179
	7/3/2019	1,287
	2/9/2020	5,911
	7/3/2020	1,288
Tarek El-Sadany	2/9/2018	5,520
	2/11/2018	7,163
	6/2/2018	3,333
	2/9/2019	5,520
	2/11/2019	7,163
	2/9/2020	5,521
Jeffrey E. Renzi	2/5/2018	2,589
	2/9/2018	5,520
	2/11/2018	9,337
	2/9/2019	5,520
	2/11/2019	9,336
	2/9/2020	5,521

(3)	Market value reflects the $8.15 closing price of Unisys common stock on December 29, 2017.

(4)	Awards shown are Performance-Based RSUs for which the number of shares earned has not yet been determined. If earned, these awards are scheduled to vest as follows if the individual is then employed by the Company.

Name	Vesting Date	Number of Shares
Peter A. Altabef	2/5/2018	23,333
	2/9/2018	36,249
	2/11/2018	47,510
	2/9/2019	36,250
	2/11/2019	47,509
	2/9/2020	36,250
Inder M. Singh	2/9/2018	5,910
	3/29/2018	4,367
	7/3/2018	1,287
	9/1/2018	1,467
	2/9/2019	5,910
	3/29/2019	4,367
	7/3/2019	1,287
	9/1/2019	1,467
	2/9/2020	5,910
	7/3/2020	1,288
Eric Hutto	2/9/2018	5,910
	2/11/2018	7,180
	7/3/2018	1,287
	9/2/2018	1,351
	2/9/2019	5,910
	2/11/2019	7,179
	7/3/2019	1,287
	2/9/2020	5,911
	7/3/2020	1,288
Tarek El-Sadany	2/9/2018	5,520
	2/11/2018	7,163
	6/2/2018	3,333
	2/9/2019	5,520
	2/11/2019	7,163
	2/9/2020	5,521
Jeffrey E. Renzi	2/5/2018	5,826
	2/9/2018	5,520
	2/11/2018	9,337
	2/9/2019	5,520
	2/11/2019	9,336
	2/9/2020	5,520

Option Exercises and Stock Vested

The following table provides information on stock option exercises and the vesting of stock awards during 2017 for each of the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Altabef	—	—	131,868	1,846,043
Inder M. Singh	—	—	11,425	142,855
Eric Hutto	—	—	16,339	216,662
Tarek El-Sadany	—	—	21,481	290,553
Jeffrey E. Renzi	—	—	30,739	424,333

Defined Contribution Plans

The Named Officers based in the U.S. are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2017, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef, subject to his execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

The Company has entered into letter agreements with certain of its executive officers, including the Named Officers other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each such executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

The amount of the termination payments to which the Named Officers would be entitled if their employment had terminated on the last business day of 2017 under circumstances entitling them to the payments above are set forth below, along with the total amounts that would have been payable to them in respect of medical, dental and vision coverage under the terms of their respective agreements.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Peter A. Altabef	4,756,800	34,306
Inder M. Singh	1,160,250	16,581
Eric Hutto	1,160,250	18,789
Tarek El-Sadany	945,750	18,773
Jeffrey E. Renzi	926,250	11,404

The Named Officers are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with its executive officers, including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Mr. Altabef’s change in control employment agreement is substantially similar to the other executive officer’s change in control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control. The material terms of each of the change in control employment agreements with the Named Officers are summarized below.

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits. These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (or, in the case of Mr. Altabef, as described above), (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (5) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.

Summary

If the Named Officers had become entitled to the special termination benefits described above on the last business day of 2017, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($)(1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($)(2)
Peter A. Altabef	1,551,555	6,356,388	50,000	20,264	34,306	8,012,513
Inder M. Singh	459,777	2,109,554	50,000	13,543	34,306	2,667,180
Eric Hutto	574,650	2,339,300	50,000	13,820	38,877	3,016,646
Tarek El-Sadany	415,664	1,801,328	50,000	11,384	38,842	2,317,218
Jeffrey E. Renzi	576,246	2,102,492	50,000	9,789	23,596	2,762,123

(1)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(2)	Amounts shown in this column do not include the value of the vested awards shown in the tables below “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs and a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and Time-Based RSUs will become fully vested, a pro-rata portion (based on the completed portion of the related performance cycle) of the target amount of Performance-Based RSUs granted under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, and the full amount of the target amount of Performance-Based RSUs granted under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan and the 2016 Plan will vest. If a change in control and a termination of employment had occurred on the last business day of 2017, the Named Officers would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term performance cash:

Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units (1)($)	Value of Vested Long- Term Performance Cash ($)
Peter A. Altabef	440,869	3,593,082	2,489,300
Inder M. Singh	66,522	542,154	426,000
Eric Hutto	75,856	618,226	444,467
Tarek El-Sadany	68,440	557,786	377,134
Jeffrey E. Renzi	78,883	642,896	420,867

(1)	Based on the $8.15 closing price of Unisys common stock on December 29, 2017.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

Name	Stock Options (#)	Exercise Price ($)
Peter A. Altabef	46,666	28.19
Inder M. Singh	-	-
Eric Hutto	2,378	13.00
	1,666	21.77
Tarek El-Sadany	7,333	20.95
Jeffrey E. Renzi	10,249	22.60

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended December 31, 2017:

•	The median of the annual total compensation of all employees of the Company (other than Mr. Altabef, the Company’s Chief Executive Officer) was $30,381.

•	The annual total compensation of Mr. Altabef, the Company’s Chief Executive Officer, was $7,530,080.

•	Based on this information, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all employees is 248 to 1.

To identify the median paid employee and determine such employee’s annual total compensation, the Company assessed its employee population as of December 31, 2017 and determined employee compensation using the 12-month period ending December 31, 2017. On this date, the Company’s employee population consisted of 20,593 individuals. Approximately 75% of the Company’s employees are based in countries in which the average pay is less than the average pay of the Company’s associates in the United States. The Company also calculated the Chief Executive Officer pay ratio using its U.S. population. The median of the annual total compensation of the Company’s U.S. employees (other than Mr. Altabef) was $85,201 as of December 31, 2017. Based on this information, the ratio of total annual compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of the Company’s U.S. employees is 88 to 1.

The Company determined its median employee by: (i) calculating total target cash compensation as the sum of salary and target variable compensation, including target sales bonus, for each of the Company’s employees, (ii) ranking the total target cash compensation of all employees except for the Chief Executive Officer from lowest to highest, and (iii) picking the employee who was in the middle of the list.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2017, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2019 annual meeting of stockholders must be received by the Company by November 16, 2018.

Any stockholder who intends to present a proposal at the 2019 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 25, 2019.

Any stockholder who intends to make a nomination for the Board of Directors at the 2019 annual meeting must deliver to the Company no later than February 8, 2019 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2017 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-6999, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Forward-Looking Statements

These proxy materials contain information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Risk Factors” in Part I, Item 1A of the Company’s 2017 Form 10-K. Any forward-looking statement speaks only as of the date on which that statement is made. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Alliance Advisors to assist in the solicitation of proxies for a fee of approximately $22,500, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March 16, 2018

        UNISYS CORPORATION

        801 LAKEVIEW DRIVE, SUITE 100

        BLUE BELL, PA 19422

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E41085-P00838-Z71595                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3
1. Election of Directors		For	Against	Abstain
Nominees:
1a. Peter A. Altabef		☐	☐	☐
1b. Jared L. Cohon		☐	☐	☐	2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018;		For	Against	Abstain
1c. Nathaniel A. Davis 1d. Denise K. Fletcher		☐ ☐	☐ ☐	☐ ☐			☐	☐	☐
1e. Philippe Germond		☐	☐	☐	3. Advisory vote on executive compensation.		☐	☐	☐
1f. Deborah Lee James		☐	☐	☐
1g. Paul E. Martin		☐	☐	☐
1h. Regina Paolillo		☐	☐	☐
1i. Lee D. Roberts		☐	☐	☐

Mark here for address change or comments. SEE REVERSE SIDE				☐			Yes	No

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

					Please indicate if you would like to keep your vote confidential.		☐	☐

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

April 26, 2018

8:00 a.m., local time

Courtyard Philadelphia Downtown

21 N. Juniper Street

Philadelphia, PA 19107

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice of 2018 Annual Meeting and Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

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E41086-P00838-Z71595

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 26, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter A. Altabef, Nathaniel A. Davis and Denise K. Fletcher, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING

INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)